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                            STOCK PURCHASE AGREEMENT

                          FOR OUTSTANDING COMMON STOCK

                                       OF

                            RAKO CAPITAL CORPORATION

















                                December 18, 2002





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                            STOCK PURCHASE AGREEMENT


                  Agreement, dated as of December 18, 2002, by and between Osprey Investments II, Inc., a Florida corporation with offices at 1050 Riverside Avenue, Jacksonville, FL 32204 (the "Purchaser"); the persons listed on Exhibit A (collectively, the "Stockholders"); and RAKO Capital Corporation, a Nevada corporation with offices at 56 West 400 South, Suite 220, Salt Lake City, Utah 84101 (hereinafter referred to as "Rako" or the "Company").


                                     RECITAL

         The Purchaser desires to acquire from the Stockholders the number of shares of the outstanding capital stock of Rako set forth next to the Stockholder's name on Exhibit A, all of which are owned of record and/or beneficially by the Stockholders, and the Stockholders desire to effect such sale on the terms and conditions set forth in this Agreement.


                                 I. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "BREACH" -- a "breach" of any representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or violation or default of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "breach" means any such inaccuracy, violation, default, failure, claim, occurrence, or circumstance.

         "CLOSING" - as defined in Section 5.2.

         "CLOSING DATE" -- as December 13, 2002 or such other date as of which the Closing actually takes place.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

(a)      the sale of the Rako Shares by the Stockholders to Purchaser;

(b)      the execution, delivery, and performance of the Stockholder's Release;




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(c)      the performance by Rako, Stockholders and Purchaser of their respective covenants and obligations under this Agreement; and

(d)      Purchaser's acquisition and ownership of the Rako Shares.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ERISA" -- as defined in Section 2.15.

         "IRS OR A INTERNAL REVENUE SERVICE" -- The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a)      such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "SECURITIES ACT" -- The Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "RAKO SHARES" -- the shares of Rako Common Stock which are being sold by the Stockholders to the Purchaser.

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         "TAKE-OVER PROPOSAL" -- as defined in Section 6.6.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.


II.      REPRESENTATIONS AND WARRANTIES OF RAKO

         Rako hereby represents, warrants and agrees that:

         2.1 Organization, Good Standing and Corporate Power of Rako. Rako is a corporation duly organized, validly existing and presently in good standing under the laws of the State of Nevada, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. There are no corporations or other entities with respect to which (a) Rako owns any of the outstanding stock or other interest, or (b) Rako may be deemed to be in control because of factors or relationships other than the quantity of stock or other interest owned.

         2.2 Capitalization of Rako. The authorized capital stock of Rako consists of 50,000,000 shares of common stock, par value $.001 per share, of which 5,025,030 shares are issued and outstanding and 20,000,000 shares of preferred stock, par value $.001 per share, none of which are outstanding. All shares of Rako common stock currently issued and outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating Rako to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. Shares of Rako common stock to be sold pursuant to this Agreement, have been duly authorized, validly issued, fully paid and non-assessable.

         2.3 Charter Documents. Certified copies of the Rako Articles of Incorporation and By-Laws and all amendments thereto, have been or will be delivered to Centra prior to the Closing.

         2.4 Corporate Documents. The most recent Rako shareholders' list and corporate minute books, which have been made available to the Purchaser, are complete and accurate as of the date hereof, and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors. There are no shareholder agreements, voting agreements, registration right agreements or other such agreement among Rako's shareholders or with Rako.

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         2.5 Financial Statements. Rako's financial statements for the periods ended September 30, 2002 and December 31, 2001, as filed with the SEC, are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the financial condition of Rako and results of its operations for the periods covered thereby. Except as otherwise disclosed to the Purchaser in writing, and other than according to the ordinary and usual course of Rako's business consistent with such practice, (a) Rako has not engaged in any material transaction since the date of its financial statements, and (b) there has not been any material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Rako, taken as a whole, from that reflected in the financial statements referred to in this Section 2.5.

         2.6 Absence of Certain Changes or Events. Since the date of the Rako financial statements set forth in Exhibit 2.5 and except as disclosed otherwise herein, Rako has not (a) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (c) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (d) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (e) declared, set aside or made any dividend, payment or other distribution to any shareholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (f) reclassified its shares of capital stock, or (g) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement.

         2.7 Tax Returns and Payments. Rako has filed with the appropriate governmental authority, all tax returns, whether based upon income, sales or franchise, as required by law to be filed on or before the date of this Agreement, and Rako has paid all taxes to be due on said returns, any assessments made against Rako and all other taxes, fees and similar charges imposed on Rako by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges.

         2.8 Contracts. Rako is not a party to or bound by any material contract or commitment, including guaranty whether written or oral, except as may otherwise be disclosed in Schedule 2.8, annexed hereto and, by this reference, made a part hereof.

         2.9 Compliance with Law and Government Regulations. Rako is in compliance with and is not in violation of applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. Rako is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

         2.10 Litigation. There is no material litigation, arbitration, proceeding or investigation pending or threatened to which Rako is a party or which may result in any material adverse change in the business or condition, financial or otherwise, of Rako or in any of its properties or

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assets, or which might result in any liability on the part of Rako, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the best knowledge of Rako, there is no basis for any such litigation, arbitration, proceeding or investigation.

         2.11 Trade Names and Rights. Rako does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or application, trade name, service marks, copyrights, copyright registrations or application. No person owns any trade mark, trade mark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Rako's business.

         2.12 Environmental Matters. There are no actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by Rako with the Comprehensive Environmental Response, Compensation and Liability Act of 1990 ("CERCLA") or any other Environmental Laws. To Rako's knowledge (after due investigation): (a) there is no reasonable basis for the institution of any action, proceeding or investigation against Rako under any Environmental Law; (b) Rako is not responsible under any Environmental Law for any release by any person at or in the vicinity of real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (c) Rako is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (d) Rako is in material compliance with all applicable Environmental Laws; and (e) no real property used, owned, managed or controlled by Rako contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
(i) violates any Environmental Law, or (ii) cannot be cleaned by ordinary reclamation procedures customary in the oil and gas industry. For purposes of this Agreement, "Environmental Laws" will mean any federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority pertaining to the release of hazardous substances (as defined in CERCLA) into the environment.

         2.13 Governmental Consent. No notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by Rako from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, in connection with the execution and delivery of this Agreement by Rako or the carrying out and consummation of any transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect or prevent, materially delay or materially impair the ability of Rako to consummate the transactions contemplated by this Agreement.

         2.14 Corporate Authority. Rako has all requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and perform its obligations

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under this Agreement and to consummate the transactions contemplated herein, subject to approval of this Agreement by its Board of Directors and by the unanimous written consent of its shareholders. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Rako with the provisions hereof will not:

         (a) Conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Rako under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Rako, or any note, bond, mortgage, indenture, license, lease, agreement or any instrument or obligation to which Rako is a party or by which it is bound; or

         (b) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rako or any of its properties or assets. Assuming due execution and delivery by the parties hereto, this Agreement is the valid and binding agreement of Rako enforceable against Rako in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

         2.15 Employee Benefit Plans. Rako is not a party to, or bound by, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages), sponsored, maintained or contributed to or required to be contributed to by Rako or any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with Rako or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employee, director or officer of Rako or any of its subsidiaries or any ERISA Affiliate whether formal or informal and whether legally binding or not with respect to which Rako or any of its subsidiaries or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments or any kind.

         2.16 Legal Proceedings and History. Except as otherwise disclosed herein or by a written attachment hereto, no officer, director or affiliate of Rako, will have been, within the past five years; a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

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         2.17 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the schedules) or any contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to the Purchaser or its representatives by Rako or its representatives contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Rako has provided to the Purchaser correct and complete copies of all documents listed or described in the Schedules provided by Rako hereunder. All writings for which Rako is responsible for filing with respect to the Contemplated Transactions with any regulatory authority will comply as to form with the provisions of applicable law and the applicable rules and regulations thereunder.

         2.18 SEC Documents; Undisclosed Liabilities. Other than as referenced on Schedule 2.18, since September 30, 2002 Rako has filed with the Securities and Exchange Commission ("SEC") on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed under the Securities Act and the Securities and Exchange Act of 1934, as amended (the "1934 Act") (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. The Rako financial statements included in the SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         2.19 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby and except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "FILED SEC DOCUMENTS"), since September 30, 2002 Rako has conducted its business only in the ordinary course, and there has not been (i) any event or occurrence which could have a material adverse effect on Rako's business or assets, (ii) except insofar as may have been or required by a change in GAAP, any change in accounting methods, principles or practices by Rako materially affecting its assets, liabilities or business or (iii) any tax election that individually or in the aggregate could reasonably be expected to have a material adverse effect on Rako's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability.

         2.20 Tax Issues. Rako has not taken any action or failed to take any action on which would reasonably be expected to make Rako's loss carry forwards unavailable after the Closing.

         2.21 Questionable Payments. Neither Rako, nor any director, officer, agent, employee, or other person associated with or acting on behalf of the Rako, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift

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which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.


                     III. REPRESENTATIONS OF THE STOCKHOLDER

         Each of the Stockholders severally, and not jointly, represent and warrant to the Purchaser as follows:

         3.1 Authority: No Conflict. (a) This Agreement constitutes the legal, valid, and binding obligation of the Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and equitable remedies). The Stockholder has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the Stockholder's Closing Documents.

              (b) Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions pursuant to:

                   (i) any legal requirement or order to which the Stockholder may be subject; or

                   (ii) any Contract to which the Stockholder is a party or to which the assets of the Stockholder are subject.

         The Stockholders are not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.2 Certain Proceedings. There is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         3.3 Brokers or Finders. The Stockholder will indemnify and hold the Purchaser and Rako harmless from any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement alleged to be due by or through the Stockholder as a result of the action of the Stockholder.

         3.4 Completeness of Disclosure. No representation or warranty by the Stockholder in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the information supplied or to be supplied by the Stockholder for inclusion in any document to be filed with any

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regulatory authority or governmental authority in connection with the
Contemplated Transactions will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any earlier misstatement. All writings for which the Stockholder is responsible for filing with respect to the Contemplated Transactions with any regulatory authority will comply as to form with the provisions of applicable law and the applicable rules and regulations thereunder.


                      IV. REPRESENTATIONS OF THE PURCHASER

         The Purchaser represents and warrants to the Stockholders as follows:

         4.1 Organization. The Purchaser is a Florida corporation, duly organized, validly existing, and in good standing under the laws of the state of Florida, with all requisite power and authority to enter into this Agreement and comsummate the Contemplated Transactions.

         4.2 Authority: No Conflict. (a) The Purchaser's Board of Directors has duly authorized the purchase of the Rako Shares and consummation of the Contemplated Transactions. This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and equitable remedies). Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the Purchaser's Closing Documents.

              (b) Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions pursuant to:

                   (i) any provision of Purchaser's organizational documents;

                   (ii) any resolution adopted by the Purchaser's board of directors or shareholders;

                   (iii) any legal requirement or order to which Purchaser may be subject; or

                   (iv) any Contract to which Purchaser is a party or to which the assets of Purchaser are subject.

                  The Purchaser is not and will not be required to obtain any other consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Certain Proceedings. There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

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         4.4 Brokers or Finders. Purchaser will indemnify and hold the
Stockholders harmless from any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other similar payment in connection with this Agreement alleged to be due by or through Purchaser as a result of the action of Purchaser.

         4.5 Compliance with Law. Purchaser is in compliance in all material respects with all applicable laws and regulations.

         4.6 Completeness of Disclosure. No representation or warranty by the Purchaser in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the information supplied or to be supplied by Purchaser for inclusion in any document to be filed with any regulatory authority or governmental authority in connection with the Contemplated Transactions will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any earlier misstatement. All writings for which Purchaser is responsible for filing with respect to the Contemplated Transactions with any regulatory authority will comply as to form with the provisions of applicable law and the applicable rules and regulations thereunder.

         4.7 Purchaser Due Diligence. Purchaser has performed certain due diligence in connection with the execution and delivery of this Agreement and has no knowledge of facts or circumstances which, independently or in connection with other facts or circumstances known to Purchaser, (i) would render any of the representations or warranties of the Stockholders or Rako herein to be untrue, inaccurate or incomplete in any material respect; (ii) would render any of the covenants of the Stockholders or Rako herein to be incapable of performance; or (iii) would render any conditions to the performance of any obligations hereunder incapable of fulfillment prior to the Closing Date.


                     V. SALE AND PURCHASE OF THE RAKO SHARES

         5.1 Terms of the Sale. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

         (a) At the Closing, the Stockholders shall sell, assign, transfer, and convey to the Purchaser and the Purchaser shall acquire from the Stockholders, the Rako Shares in the amounts set forth on Exhibit A in consideration of payment of the aggregate purchase price of $300,000.00 (the "Purchase Price"). The Stockholder shall deliver at the Closing certificate or certificates representing the Rako Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, with signatures guaranteed by a commercial bank or a member firm of the New York Stock Exchange, Inc., and with all stock transfer and any other required documentary stamps affixed thereto.

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         (b) The Purchase Price for the Rako Shares shall be paid by wire transfer or good check according to the instructions of the Representative pursuant to Section 10.6.

         5.2 The Closing. The closing of the acquisition and sale of the Rako Shares (the "Closing") shall take place at the offices of Reitler Brown LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, at 10:00 A.M., local time, on December 13, 2002. ("Closing Date"). The Closing may occur at such different place, such different time, or such different date or a combination thereof as the Purchaser and the Stockholder may agree.


            VI. COVENANTS AND AGREEMENTS OF RAKO AND THE STOCKHOLDERS

         Rako and the Stockholders covenant and agree as follows:

         6.1 Access. (a) Until the earlier of the Closing and the abandonment or termination of this Agreement pursuant to Article V (the "Release Time"), Rako will afford, and the Stockholders will cause Rako to afford, the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the Purchaser and its lenders, investors, and prospective lenders or investors free and full access to the plants, properties, books, and records of Rako, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Rako as the Purchaser from time to time may request. Until the Release Time, Rako and the Stockholders will cause the independent certified public accountants of Rako to make available to the Purchaser and its independent certified public accountants the work papers relating to the financial statement of Rako referred to in Section 2.5.

              (b) Non-public information obtained by Purchaser in the course of the investigation set forth above will be used solely for purposes of the Contemplated Transactions and, in the event this Agreement terminates and the Contemplated Transactions are not consummated, all information so obtained will be returned to Rako. If such return is not possible or practicable under the circumstances, all copies thereof, and all summaries or abstracts made therefrom shall be destroyed or irretrievably erased from all storage media and devices.

         6.2 Conduct of Business. Until the Closing, Rako will, and the Stockholders will cause Rako to, conduct its affairs so that at the Closing no representation or warranty of Rako or the Stockholders will be inaccurate, no covenant or agreement of Rako or the Stockholders will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Rako or the Stockholders. Except as otherwise requested by the Purchaser in writing, until the Closing or the Release Time, Rako will, and the Stockholders will cause Rako to, use their best efforts to preserve the business operations of Rako intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Rako, and to preserve the good will of their suppliers, customers, and others having business relations with any of them. In furtherance of the foregoing, Rako will, and the Stockholders will cause Rako to, do the following:

              (a) Conduct its business in the ordinary course and do all things reasonably necessary to preserve all rights and permits necessary to conduct such business;

              (b) Keep its assets in good operating condition and repair and make all normal and necessary repairs, replacements, renewals and improvements thereto and comply with the provisions of all applicable leases so as to prevent any default or breach thereunder;

              (c) Collect its accounts receivable, pay its accounts payable and manage its cash flow consistent with its normal business practices;

              (d) Maintain its books, accounts and records in accordance with Rako's practice;

              (e) Comply in all material respects with all laws applicable to it and all obligations by which it is bound;

              (f) File when due all reports and returns required to be filed by it by any governmental authority and pay or perform when due all taxes, assessments and other liabilities and obligations in accordance with their terms, except those which are contested in good faith;

              (g) Take all reasonable actions to maintain their respective customer relationships and volume of service and sales activity, vendor and supplier relationships, banking lines of credit and relationships with its workforce and relationships with its employees;

              (h) Not make any dividends, redemptions, distributions or other payments with respect to their respective shares of capital stock; and

              (i) Not sell or otherwise dispose of any of their respective material assets (other than inventory in the ordinary course of business) or encumber any property or incur any debt other than trade payables, accrued expenses and working capital financing in the ordinary course of business and consistent with past practices.

         6.3 Advice of Changes. Until the Closing or the Release Time, Rako and the Stockholders will immediately advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         6.4 Confidentiality. Rako and each of the Stockholders shall insure that all confidential information which the Company, any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants, or the Stockholders or their counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Rako or the Purchaser, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except, pending the Closing, in the business and for the benefit of Rako, in each case without the prior written consent of the Purchaser in each instance; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of Rako after the Closing takes place, (b) with respect to the obligations of all such persons and entities after this Agreement which are rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Rako, or any affiliate, or (insofar as such confidential information was obtained directly by Rako or any such affiliate from any customer or supplier of any of them) of any such customer or supplier, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Agreement, (e) to disclosure by or on behalf of the Purchaser to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Contemplated Transactions, or (f) to the extent such information shall have otherwise become publicly available. Rako and the Stockholders shall, and shall cause all other such persons and entities to, deliver to the Purchaser all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at the Closing or the earlier rightful termination of this Agreement.

         6.5 Public Statements. Neither Rako nor any Stockholder shall release any information concerning this Agreement or the Contemplated Transactions which is intended for or may result in public dissemination thereof, without the prior written consent of the Purchaser. Nothing contained herein shall prevent Rako or any Stockholder from releasing any information to any governmental authority if required to do so by law.

         6.6 Other Proposals. Until the Release Time, Rako and the Stockholders shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of them, directly or indirectly, to: (a) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 6.6); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of to, any person or entity in connection with any Takeover Proposal; (c) negotiate with any person or entity with respect to any Takeover Proposal; or
(d) enter into any agreement or understanding with the intent to effect a Takeover Proposal. Rako and the Stockholders will immediately give written notice to the Purchaser of the details of any Takeover Proposal of which any of them becomes aware. As used in this Section 6.6, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for the purchase from the Stockholders of any of the Rako Shares, a merger, consolidation, reorganization, other business combination, or recapitalization involving Rako, for the acquisition of any interest in the equity or in any class or series of capital stock of Rako, for the acquisition of the right to cast any of the votes on any matter with respect to, or for the acquisition of any of their respective assets other than in the ordinary course of their respective businesses.

         6.7 Consents Without Any Condition. Rako and the Stockholders shall not make any agreement or reach any understanding not approved in writing by the Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the Contemplated Transactions.

         6.8 Release by the Stockholders. If the Closing takes place, effective immediately after the Closing, the Stockholders fully and unconditionally release and discharge all claims and causes of action which he or his heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Purchaser, Rako, and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement.

         6.9 Voting by Stockholders. Rako agrees that prior to the Release Time or the consummation of the Closing it will not, and each Stockholder agrees that he will cause Rako not, to authorize, approve or effect, (a) any stock split, stock dividend, or reverse stock split relating to any class or series of Rako's stock, (b) any issuance of any shares of capital stock of Rako, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (c) any authorization of any other class or series of stock of Rako, (d) any amendment of the certificate of incorporation (or other charter document) or the by-laws of Rako, or (e) any proposition the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser of the Contemplated Transactions.

                 VII. COVENANTS AND AGREEMENTS OF THE PURCHASER

         The Purchaser covenants and agrees as follows:

         7.1 Advice of Changes. Until the Closing or Release Time, Purchaser will immediately advise the Stockholders in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which Purchaser obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impractical or impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

         7.2 Confidentiality. Purchaser shall insure that all confidential information which Purchaser, any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Rako, any affiliate, or any customer or supplier of Rako or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except, pending the Closing, in the business and for the benefit of Rako, in each case without the prior written consent of the Stockholders; provided, however, that the restrictions of this sentence shall not apply (a) with respect to the obligations of Purchaser after the Closing, (b) with respect to the obligations of all such persons and entities after this Agreement is rightfully terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Rako, of any affiliate, or, insofar as such confidential information was obtained directly by Purchaser from any customer or supplier of Rako, with respect to such customer or supplier, (c) as may otherwise be required by law,
(d) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (e) to disclosure by or on behalf of the Purchaser to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated by this Agreement, or (f) to the extent such information shall have otherwise become publicly available.

         7.3 Notice of Breaches by Purchaser. The Purchaser shall give to the Stockholders promptly after becoming aware of the occurrence or the pending occurrence of any event that would cause or constitute a breach of any of Purchaser's, Stockholder's or Rako's representations, warranties, covenants or agreements set forth in this Agreement or that might result in the non-fulfillment of any condition to the consummation of the transactions contemplated by this Agreement.

         7.4 Regulatory Filings. Purchaser shall provide the Stockholders with copies of all non-confidential portions of its applications, if any, to all regulatory authorities at the time such applications are filed with such regulatory authorities.

         7.5 Consummation of Agreement. Purchaser shall perform and fulfill all conditions and obligations on its part to be performed or fulfilled by it under this Agreement and to cause the Contemplated Transactions to be consummated as expeditiously as reasonably practical.


                VIII. CONDITIONS TO OBLIGATIONS OF THE PURCHASER

         The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:

         8.1 Accuracy of Representations and Compliance with Conditions. All representations and warranties of Rako or the Stockholders contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Rako or the Stockholders as of the Closing; Rako and the Stockholders shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement; and the Purchaser shall have received certificates executed by the chief executive officer and the chief financial officer of Rako, dated the Closing Date, to that effect, substantially in the form of Exhibit B.

         8.2 Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Reitler Brown LLC, counsel to the Purchaser, and Rako and the Stockholders shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

         8.3 Legal Action . There shall not have been instituted or threatened any Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         8.4 No Governmental Action . There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Purchaser to consummate any of the Contemplated Transactions, (c) requires the divestiture by the Purchaser of any of the Rako Shares or of a material portion of the business of the Purchaser, or of Rako, (d) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Rako Shares including the right to vote such shares on all matters properly presented to the stockholders of Rako, or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.

         8.5 Governmental Approval. The parties to this Agreement shall have obtained at or prior to the Closing any required approval of any governmental agency having jurisdiction to this

Agreement and to the execution, delivery, and performance of this Agreement by each of the parties.

         8.6 Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the Contemplated Transactions from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

         8.7 Resignations. All directors of Rako shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All officers of Rako shall have resigned at or prior to the Closing in writing effective immediately after the Closing subject to acceptance by the Purchaser.

         8.8 Releases. Rako shall have received at or prior to the Closing a release from each person who is or who at any time during the one year period ending with date of Agreement was, an officer or a director of Rako, dated the Closing Date, substantially in the form of Exhibit C.


              IX. CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS

         The obligations of the Stockholders under this Agreement are subject, at the option of the Stockholder, to the following conditions:

         9.1 Accuracy of Representations and Compliance with Conditions. All representations and warranties contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Purchaser; as of the Closing Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement; and the Stockholders shall have received a certificate executed by the Purchaser, dated the Closing Date, to that effect, substantially in the form of Exhibit D.

         9.2 Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Leonard Nielson, Esq., counsel to Rako and the Stockholders, and Purchaser shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

         9.3 Proceedings. There shall not have been instituted or threatened any Proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the Contemplated Transactions, or to obtain substantial damages with respect thereto.

         9.4 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Stockholders, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay in the ability of the Stockholders to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays consummation of any of the Contemplated Transactions or impairs the contemplated benefits to the Stockholders of any of the Contemplated Transactions.

         9.5 Governmental Approval. The parties to this Agreement shall have obtained at or prior to the Closing any required approval of any governmental agency having jurisdiction to this Agreement and to the execution, delivery, and performance of this Agreement by each of the parties.

         9.6 Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the Contemplated Transactions from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Purchaser is a party, or to which it or any of its business, properties, or assets are subject.


                                X. MISCELLANEOUS

         10.1 Brokerage Fees. If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder on behalf of Rako or the Stockholders, or alleged performance of services as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, and the Stockholders shall have knowledge of the same, the Stockholders shall (subject to the next sentence) indemnify and hold harmless the Purchaser against any and all losses, liabilities, claims, damages, and expenses whatsoever (as defined in Section 3.3) as and when incurred arising out of, based upon, or in connection with such claim by such person, and the Stockholders shall at his sole expense defend any and all suits, actions, proceedings (formal or informal), or investigations involving such claim that may at any time be brought against the Purchaser and satisfy promptly any settlement or judgment arising therefrom; but if the Stockholders fail to defend such suit, action, proceeding, or investigation in a timely manner, the Purchaser or any Indemnitee made a defendant therein or a party thereto shall have the right to defend and settle the same and pay any judgment or settlement pertaining thereto as it or he may reasonably deem appropriate at the cost and expense of the Stockholders. If, however, it is ultimately determined in any such suit, action, or proceeding (in which the Purchaser and all Indemnitees made a defendant therein or a party thereto were afforded the opportunity to have their counsel participate in the defense) that the Purchaser or any Indemnitee (other than Rako) made a defendant therein or a party thereto was the sole employer of such broker or finder or services were performed solely for the Purchaser or any Indemnitee (other than Rako) made a defendant therein or a party thereto, then the Stockholders shall not be responsible under this Section 10.1 and amounts theretofore paid by him by reason of this Section 9.1 shall be reimbursed by the Purchaser or the Indemnitee, as the case may be, who was the sole employer.

         10.2 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

         10.3 Further Actions. At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         10.4 Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         10.5 Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the Rako Shares to the Purchaser for one year after the Closing, irrespective of any investigation made by or on behalf of any party. The statements contained in any other document executed by Rako or the Stockholders relating hereto or delivered to the Purchaser in connection with the Contemplated Transactions or in any statement, certificate, or other instrument delivered by or on behalf of Rako or the Stockholders pursuant hereto or thereto or delivered to the Purchaser in connection with the Contemplated Transactions shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of the Stockholders hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with the Contemplated Transactions).

         10.6 Appointment of Agent. H. Deworth Williams is hereby appointed as the representative (the "Representative") of the interests of the Stockholders for all purposes of this Agreement. Without giving notice to the Stockholders, the Representative shall have full and irrevocable authority on behalf of the Stockholders (a) to deal with the other parties to this Agreement, (b) to accept and distribute the amounts payable to each Stockholder, (c) to accept and give notices and other communications relating to this Agreement, (d) to settle any dispute relating to the terms of this Agreement, (e) to waive any condition to the obligations of the Stockholders found in this Agreement, (f) to modify or amend this Agreement (except with respect to the Purchase Price to be received by the Stockholders), (g) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Section 10.6, and (h) to act in connection with all matters arising out of, based upon, or in connection with this Agreement and the transactions contemplated hereby or thereby. In the event of the refusal or inability to serve, death, incapacity, or resignation for any reason of the Representative, Edward F. Cowle will become his successor, with all the powers and irrevocable authority of the Representative, and with full power of substitution.

         10.7 Modification. This Agreement and the Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof (except as provided in Section 10.6), supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party (except as otherwise provided in Section 10.6).

         10.8 Notices. Subject to Section 10.6, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be (i) mailed by certified mail, return receipt requested (ii) delivered or by Federal Express, Express Mail, or similar overnight delivery or courier service, (iii) delivered in person or (iv) delivered by telecopy, telex, or similar telecommunications equipment with a confirmation copy sent by First Class Mail to the party to whom it is to be given at the address of such party set forth in Exhibits A and E to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 10.8) with a copy to each of the other parties hereto. Any notice given to any corporate party shall be addressed to the attention of the Corporate Secretary. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 10.8. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 10.8 shall be deemed given at the time of receipt thereof.

         10.9 Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing duly signed by the waiving party.

         10.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchaser and their respective successors and assigns and the Stockholder and his assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

         10.11 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         10.12 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         10.13 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         10.14 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for Nevada or if federal jurisdiction is not available, in the State Courts of Nevada and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

         10.15 No Assignment. This Agreement may not be assigned by any party, in whole or in part, without the prior written consent of the other parties except that the Purchaser may assign this Agreement and its rights and obligations hereunder in connection with a transaction whereby it is merged with, or acquired by, a third-party without regard to the form of any such acquisition.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                               PURCHASER

                                              Osprey Investments II, Inc.


                                              By /s/ D. Robert Murphy, Jr.
                                                ------------------------------
                                                   D. Robert Murphy, Jr.
                                                   President

                              RAKO

                                              RAKO Capital  Corporation


                                              By   /s/ Geoff Williams,
                                                ------------------------
                                                    Geoff Williams, CEO




                          STOCKHOLDERS:


 /s/H. Deworth Williams           /s/ Edward Cowle
 ----------------------         -----------------------
 H. Deworth Williams               Edward F. Cowle



  /s/ Jim Ruzicka
 -------------------
 Jim Ruzicka

                                    EXHIBIT A
                                  STOCKHOLDERS

         NAME AND ADDRESS                                 NO. OF SHARES SOLD

H. Deworth Williams                                             3,800,000
Williams Investment Company
56 West 400 South
Suite 220
Salt Lake City, Utah 84101

Jim Ruzicka                                                       363,234
Williams Investment Company
56 West 400 South
Suite 220
Salt Lake City, Utah 84101

Edward F. Cowle                                                   455,928
6 East 45 Street
10th Floor
New York, NY 10017

Total                                                           4,619,162

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